UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2005

Commission file number 000-24620

DARLING INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

DELAWARE	36-2495346
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
251 O’CONNOR RIDGE BLVD., SUITE 300 IRVING, TEXAS	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972.717.0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Long-Term Incentive Program

On June 16, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Darling International Inc. (the “Company”) adopted a long-term incentive program (the “LTIP”) for key employees and non-employee directors of the Company, pursuant to the Company’s 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). The initial focus of the LTIP is to provide performance-based compensation for the top five executives of the Company (the “Named Executive Officers”) and formula-based equity compensation to non-employee directors of the Company. Other executives and employees of the Company will be identified for participation by the Committee based on recommendations submitted by the Company’s Chief Executive Officer.

Premium Stock Options.

Under the LTIP, Named Executive Officers will receive annual grants of premium stock options with an exercise price of the fair market value on the date of the grant, plus ten percent. The premium stock options vest over three years in equal increments. The number of options granted is determined by application of a formula designed to maintain the total annual compensation (a combination of cash and long-term incentives) of the Named Executive Officers near a 50th percentile target of total compensation for similarly situated executives. The premium stock options are granted only if the Company achieves a certain EBITDA target determined by the Board of Directors. The 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals.

Performance Based Restricted Stock.

Periodic grants of restricted stock that have accelerated vesting contingent upon stock value increases (“Performance Based Restricted Stock”) may also be granted under the LTIP. Generally, the Committee will consider grants of Performance Based Restricted Stock every three years, beginning in fiscal 2004, and will determine the number of shares to be granted in each instance. If a new Named Executive Officer joins the Company, that individual may be granted restricted stock during an interim year. Whole share grants of Performance Based Restricted Stock will not have an exercise price and will vest based upon either (i) an employee’s time and service with the Company (generally six years) or (ii) predetermined increases in stock price. Award sizes will be determined based upon a competitive compensation analysis and target compensation, and grants will be made only under certain conditions of EBITDA growth.

Non-Employee Director Grants.

Non-employee directors are granted options for 4,000 shares of the Company’s common stock on the date of their initial election to the Board of Directors. The exercise price of such options is the fair market value on the date of the grant. The options granted to non-employee directors vest in 25% increments beginning on the sixth-month anniversary of the date of the grant and on each of the first, second and third annual anniversaries. In addition, if the Company achieves certain EBITDA targets that are established in advance by the Board of Directors, each non-employee director is granted options for 4,000 shares of the Company’s common stock on the date the Company’s independent auditors sign their consent for the filing of the Company’s annual report. The exercise price for such options is the fair market value on the date of grant. These options vest in 25% increments beginning on the sixth-month anniversary of the date of the grant and on each of the first, second and third annual anniversaries.

Additional Awards.

The Committee will periodically evaluate the advisability of grants of long-term incentives to the executives and employees of the Company. The Committee will make such awards as it determines are appropriate, advisable, and in the best interests of the Company, all in accordance with the 2004 Omnibus Plan.

A copy of the LTIP policy statement is set forth in Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Darling International Inc. Compensation Committee Long-Term Incentive Program Policy Statement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.
Date: June 22, 2005	By:	/s/ John O. Muse
John O. Muse Executive Vice President Finance and Administration